Exhibit 99.1

Contact:

Patrick Pedonti

Chief Financial Officer

Tel: +1-860-298-4738

E-mail: InvestorRelations@sscinc.com

SS&C Technologies Holdings, Inc. Completes Repricing of New Term Loan B

WINDSOR, CT, June 10, 2013 — SS&C Technologies Holdings, Inc. (Nasdaq:SSNC), a global provider of financial services software and software-enabled services (the “Company”), today announced that it completed a repricing of its $620.2 million term B-1 loans and $64.2 million term B-2 loans (the “Existing Term Loan B”). As a result of the repricing transaction, the Existing Term Loan B has been replaced by new term B-1 loans and term B-2 loans (the “New Term Loan B”) at the same outstanding principal balance of $684.4 million, but at a different interest rate. The applicable interest rate on the New Term Loan B has been reduced to either LIBOR plus 2.75% or the base rate plus 1.75%, and the LIBOR floor has been reduced from 1.00% to 0.75%, subject to a step-down at any time that the Consolidated Net Senior Secured Leverage Ratio is less than 2.75 times, to 2.50% in the case of the LIBOR margin, and 1.50% in the case of the base rate margin.

Based on current market conditions, the repricing represents a reduction in the interest rate of 150 basis points and is expected to reduce annual cash interest payments by approximately $10.3 million, before considering future principal payments. Pursuant to the terms of the New Term Loan B, the Company is required to pay a 1.00% prepayment penalty if repriced on or prior to December 10, 2013.

The maturity date for the Term Loan B remains June 8, 2019 and no changes were made to the financial covenants or scheduled amortization.

Deutsche Bank AG New York Branch acted as the Designated 2013 Replacement Term Lender, and Deutsche Bank Securities, Inc. acted as the lead arranger, in connection with the repricing.

About SS&C Technologies

SS&C is a global provider of investment and financial software-enabled services and software focused exclusively on the global financial services industry. Founded in 1986, SS&C has its headquarters in Windsor, Connecticut and offices around the world. Some 5,500 financial services organizations, from the world’s largest institutions to local firms, manage and account for their investments using SS&C’s products and services. These clients in the aggregate manage over $26 trillion in assets.

Additional information about SS&C (Nasdaq: SSNC) is available at www.ssctech.com.

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